Exhibit 10.9

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Overview

NTIC uses a combination of cash and long-term equity-based incentive compensation in the form of annual stock option grants to attract and retain qualified non-employee candidates to serve on the Board of Directors.

Annual Retainers; Meeting Fees

Each non-employee director receives an annual retainer of $15,000 for services rendered as a director of NTIC. The annual retainer is paid quarterly. NTIC’s Chairman of the Board receives an additional annual retainer of $15,000, the Chair of the Audit Committee receives an additional annual retainer of $5,000 and other members of the Audit Committee received an additional annual retainer of $4,000. Each non-employee director also receives $1,000 for each Board and strategy review meeting attended and $1,000 for each Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meeting attended. No director, however, will earn more than $1,000 per day in Board, Board committee and strategy review meeting fees. Any director that is an employee of NTIC does not receive any retainer or Board or Committee meeting fees.

Stock Options

Each non-employee director is automatically granted a ten-year non-qualified option to purchase 4,000 shares of NTIC common stock in consideration for their services as directors of NTIC and the Chairman of the Board is automatically granted an additional ten-year non-qualified option to purchase 2,000 shares of NTIC common stock in consideration for his services as Chairman on the first day of each fiscal year. Each non-employee directors who is elected or appointed to the Board following the first day of the fiscal year receives an automatic grant of an option to purchase a pro rata portion of 4,000 shares of NTIC common stock calculated by dividing the number of months remaining in the fiscal year at the time of election or appointment divided by 12, which options are automatically granted at the time of the new director’s election or appointment. Each automatically granted option becomes exercisable, in full on the one-year anniversary of the date of its grant. The exercise price of such option is equal to the fair market value of a share of NTIC common stock on the date of grant. All such options are granted under the Northern Technologies International Corporation Amended and Restated 2007 Stock Incentive Plan.

Reimbursement of Expenses

All directors of NTIC are reimbursed for travel expenses for attending meetings and other miscellaneous out-of-pocket expenses incurred in performing their Board functions.